EXHIBIT 99.1
Contacts:

Media:	Investors:
Lance Ignon	Matthew Pfeffer
Sitrick And Company	VaxGen, Inc.
(415) 793-8851	(650) 624-2400
VaxGen Common Stock Expected To Qualify for Quotation on OTC Bulletin Board
Qualification will satisfy closing condition to merger with Raven biotechnologies
South San Francisco, Calif. — December 20, 2007 — VaxGen Inc. (Pink Sheets: VXGN.PK), a biopharmaceutical company, announced today that it has, along with Punk Ziegel and Company, begun the process of qualifying its shares of common stock for quotation on the OTC Bulletin Board, and is expected to commence trading by the end of the year under the symbol VXGN. Further, VaxGen and Raven biotechnologies, inc. have amended the merger agreement between the two companies to clarify that VaxGen’s qualification on the OTC Bulletin Board satisfies the closing condition to the proposed merger between VaxGen and Raven requiring that Vaxgen be listed on an approved trading market.
Commenting, James P. Panek, VaxGen’s CEO, said “In addition to the benefits of increased liquidity, we are very pleased that the qualification on the OTC Bulletin Board eliminates a source of uncertainty related to our proposed merger with Raven biotechnologies. In talking with both current and prospective stockholders, it became clear that concern over this closing condition was creating unnecessary uncertainty and was distracting from the merits of the deal. We believe that the proposed merger with Raven represents an excellent opportunity for the Company’s stockholders.”
Matthew Pfeffer, VaxGen’s Chief Financial Officer added: “It remains our goal to list on NASDAQ or another national exchange at the appropriate time, and we plan to proceed with a 5:1 reverse split of our common stock, subject to stockholder and board approval, to facilitate such a listing.”
The Company is seeking approval to undertake the planned reverse split at its annual meeting of stockholders scheduled for December 27, 2007.
About VaxGen
VaxGen is a biopharmaceutical company based in South San Francisco, California. The company owns a state-of-the-art biopharmaceutical manufacturing facility with a 1,000-liter bioreactor that can be used to make cell culture or microbial biologic products. For more information, please visit the company’s web site at www.vaxgen.com.

About Raven
Raven biotechnologies, inc. is a privately held biotechnology company focused on the development of monoclonal antibody therapeutics for treating cancer. Raven’s lead product candidate, RAV12, targets adenocarcinomas and is in clinical development for the treatment of gastrointestinal and other cancers. Raven, which is based in South San Francisco, California, has identified multiple candidate therapeutic MAbs for many cancer indications including lung, colon, pancreatic, prostate, breast, brain, and ovarian cancer. Please visit www.ravenbio.com for more information about Raven biotechnologies inc.
Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding quotation of VaxGen’s common stock on the OTC Bulletin Board and the anticipated benefits of such quotation, VaxGen’s and Raven’s ability to meet the conditions necessary to close the proposed merger between the two companies and the potential future listing of VaxGen’s common stock on a national securities exchange. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Additional information concerning these and other risk factors is contained in VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2006 and most recently filed Quarterly Report on Form10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen and Raven undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Additional Information and Where to Find It
VaxGen intends to file a registration statement on Form S-4, and a related proxy statement/prospectus, in connection with the merger. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy/prospectus when they become available because they will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov . In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting VaxGen Investor Relations at the email address: ir@vaxgen.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
VaxGen, Raven and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VaxGen in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of VaxGen is also included in VaxGen’s definitive proxy statement for its 2007 Annual Meeting of Stockholders which was filed with the SEC on November 21, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on August 30, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at VaxGen as described above.
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